Exhibit 99.1

NEWS RELEASE
Contacts: Kodiak Gas Services, Inc. Graham Sones, VP of Investor Relations ir@kodiakgas.com (936) 755-3259 Dennard Lascar Investor Relations Ken Dennard / Rick Black KGS@dennardlascar.com 713-529-6600

Kodiak Gas Services Announces Quarterly Dividend of $0.38 per Share of Common Stock

THE WOODLANDS, TX — May 2, 2024 — Kodiak Gas Services, Inc. (NYSE: KGS), (“Kodiak” or the “Company”), a leading provider of critical energy infrastructure and contract compression services, today announced that its board of directors has declared a cash dividend of $0.38 per share of common stock for the first quarter of 2024 (the “Common Stock Dividend”). This Common Stock Dividend will be paid on May 20, 2024 to all stockholders of record as of the close of business on May 13, 2024.

In conjunction with the Common Stock Dividend, Kodiak Gas Services, LLC, a subsidiary of Kodiak (“Kodiak Services”), has declared a distribution on its units of $0.38 per unit for the first quarter of 2024, which will be paid on May 20, 2024 to all unitholders of record of Kodiak Services on May 16, 2024.

About Kodiak

Kodiak Gas Services, Inc. is the largest contract compression services provider in the continental United States with a revenue-generating fleet of approximately 4.3 million horsepower. The Company focuses on providing contract compression and related services to oil and gas producers and midstream customers in high–volume gas gathering systems, processing facilities, multi–well gas lift applications and natural gas transmission systems. More information is available at www.kodiakgas.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements contained herein include the amount and timing of future dividend payments. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. A list and description of risks, uncertainties and other factors can be found in the Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and filed with the SEC on March 7, 2024. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by applicable law, we undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future developments or otherwise.

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